Exhibit 10.14

LEVI STRAUSS & CO.

SEVERANCE PLAN FOR THE WORLDWIDE LEADERSHIP TEAM

LEVI STRAUSS & CO.

SEVERANCE PLAN FOR THE WORLDWIDE LEADERSHIP TEAM

Introduction. Levi Strauss & Co. (the “Company”) hereby establishes the Levi Strauss & Co. Severance Plan (the “Plan”) for the benefit of eligible members of the Worldwide Leadership Team (“WLT Member”) of the Company. The Plan implements the severance terms approved by the Company’s Board of Directors (the “Board”) effective March 1, 2017.

The purpose of the Plan is to provide an eligible WLT Member with Severance Payments and Severance Benefits in the event the WLT Member’s employment is terminated under circumstances entitling the WLT Member to Severance Payments and Severance Benefits, as determined in the sole discretion of the Company. The Plan is an unfunded welfare benefit plan for purposes of ERISA, a severance pay plan within the meaning of United States Department of Labor Regulation Section 2510.3-2(b) and an involuntary separation pay plan within the meaning of Treasury Regulation Section 1.409A-1(b)(9). Except as set forth herein, this Plan supersedes all prior policies and practices of the Company with respect to severance, separation pay and separation benefits for WLT Members whose employment is terminated on or after March 1, 2017. Except as set forth herein, this Plan is the only severance program for such WLT Members and specifically supersedes the Levi Strauss & Co, Executive Severance Plan with respect to WLT Members.

1.	Definitions.

1.1. “Cause” means that the WLT Member has:

(a) committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company or an affiliate of the Company;

(b) engaged in any willful misconduct, including insubordination, in respect of his or her duties or obligations to the Company or an affiliate of the Company;

(c) violated or failed to comply in any material respect with the Company’s or any affiliate of the Company’s published rules, regulations or policies (including, without limitation, the Company’s Worldwide Code of Business Conduct), as in effect from time to time;

(d) committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty);

(e) misappropriated or embezzled any property of the Company or an affiliate of the Company (whether or not a misdemeanor or felony);

(f) failed, neglected or refused to perform the employment duties, as applicable, related to his or her position as from time to time assigned to him or her (including, without limitation, the WLT Member’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction); or

(g) breached any applicable employment agreement.

For purposes of this Section 1.1, “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

1.2. “Change in Control” means:

(a) Any person (as that term is used in Sections 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a beneficial owner or acquires, or has acquired beneficial ownership (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), of more than 50% (except with respect to an acquisition by the existing stockholders of the Company as of March 1, 2017 as “Permitted Transfers” under Section 2.2 (other than Section 2.2(a)(iv), (v) or (x), or Section 2.2(a)(vii) insofar as to a stockholder thereunder is described in any of Section 2.2(a)(iv), (v) or (x), or Section 2.2(a)(viii) insofar as a partner thereunder is described in any of 2.2(a)(iv), (v), or (x)) of the Stockholders Agreement among the existing stockholders dated as of April 15, 1996) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company, excluding, however, any acquisition of Voting Securities: (i) directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) by the Company or a subsidiary of the Company, (iii) by an employee benefit plan (or related trust) sponsored or maintained by the Company or entity controlled by the Company, or (iv) pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below; or

(b) Individuals who, as of March 1, 2017, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to March 1, 2017 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c) The Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, (i) the stockholders of the Company immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (“Newco”) immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction, (ii) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder), directly or indirectly, 30% or more, of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Company existed prior to such corporate transaction and (iii) more than 50% of the members of the Board of Directors of Newco shall be Incumbent Directors; or

(d) The stockholders of the Company approve a complete liquidation or dissolution of the Company.

Provided, however, that to the extent necessary to avoid taxation under Code Section 409A, a “Change in Control” shall not be deemed to occur unless the transaction or transactions satisfy Treasury Regulation Section 1.409A-3(i)(5). For the avoidance of doubt, the consummation of an initial public offering of the Company’s common stock shall not constitute a “Change in Control”.

1.3. “Company” means Levi Strauss & Co.

1.4. “Compensation” means:

(a) For purposes of determining an eligible WLT Member’s Severance Pay under Section 3.1(a), the WLT Member’s annual base salary rate in effect on his or her Termination Date divided by fifty-two (52).

Compensation = annual base salary

                             52

(b) For purposes of determining an eligible WLT Member’s Severance Pay under Section 3.1(b), (i) the sum of the WLT Member’s (A) annual base salary rate in effect on his or her Termination Date, plus (B) target bonus amount under the Annual Incentive Plan (“AIP”) for the fiscal year in which the WLT Member’s termination is announced (ii) divided by fifty-two (52).

Compensation = annual base salary + AIP target bonus for the fiscal year in which the termination is announced

52

Compensation is solely used for purposes of determining an eligible WLT Member’s Severance Pay under the Plan.

1.5 “Employee” means a common-law employee of the Company on the Home Office Payroll, including an employee classified by the Company as a U.S. expatriate employee, who is not subject to the overtime provisions of the Fair Labor Standards Act, and who is a Home Office Payroll employee, and who has not signed an agreement that he or she is not entitled to benefits from the Company. An Employee does not include any person who is designated by the Company as an independent contractor or an employee of a third party (including, but not limited, to a “leased employee,” within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended (the “Code”)) or any individual who has entered into an independent contractor or consultant agreement with the Company. Individuals not treated as Employees by the Company on its payroll records are excluded from Plan participation even if a court or administrative agency determines that such individuals are Employees.

1.6. “ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

1.7. “Good Reason” means a material negative change in the employment relationship without the WLT Member’s prior written consent, as evidenced by the occurrence of any of the following: (i) a material diminution in the WLT Member’s duties, responsibilities or authority; (ii) material reduction of WLT Member’s base salary except for across-the-board changes for senior executives of the Company; (iii) the mandatory relocation of the WLT Member’s principal business location to an office more than fifty (50) miles from the WLT Member’s primary residence; or (v) material breach by the Company of any applicable employment agreement.

For each event described above in this Section 1.7, the WLT Member must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure. If the Company fails to cure, the WLT Member’s voluntary termination shall not be considered to be for Good Reason for purposes of this Plan unless the WLT Member voluntarily terminates employment not later than thirty (30) days after the expiration of the cure period.

1.8. “General Release Agreement” means a legally binding document, in a form acceptable to the Company, in which an Employee waives any and all claims against the Company (as defined in the General Release Agreement) related to his or her employment or separation from employment. Whether or not a WLT Member chooses to sign the General Release Agreement is completely at his or her discretion.

1.9. “Plan” means the Levi Strauss & Co. Severance Plan for WLT Members, as set forth in this instrument and as hereafter amended.

1.10. “Severance Benefits” means the severance benefits provided to a WLT Member pursuant to Section 3.2 on account of his or her termination from the Company.

1.11. “Severance Payment(s)” or “Severance Pay” means the payments to an eligible WLT Member pursuant to Section 3.1 on account of his or her termination from the Company.

1.12. “Termination Date” means the WLT Member’s final day of employment with the Company which date, in the case of the WLT Member’s involuntary termination, shall be communicated by the Company to the WLT Member; provided, however, that to the extent necessary to avoid taxation under Code Section 409A, a WLT Member’s Termination Date shall be the date the WLT members experiences a “separation from service” within the meaning of Code Section 409A and the Treasury Regulations thereunder.

1.13. “WLT Member” means each Employee identified on Appendix A.

1.14. “Year of Service” means a twelve (12)-month period of employment beginning on the later of the WLT Member’s hire or rehire date. Years of Service are calculated in full twelve (12)-month periods with no credit for partial years.

2.	Eligibility for Severance Payments and Severance Benefits.

2.1. General Eligibility. Except as otherwise provided in the Plan, a WLT Member is entitled to Severance Payments and Severance Benefits under the Plan only if his or her employment with the Company is (i) involuntarily terminated by action of the Company without Cause or (ii) voluntarily terminated by action of the WLT Member for Good Reason.

2.2. Exclusions. A WLT Member is not eligible for Severance Payments or Severance Benefits if he or she:

(a) Voluntarily resigns before his or her Termination Date, except to the extent that the WLT Member’s voluntary resignation is for Good Reason;

(b) Is terminated because of failure to return from an approved leave of absence;

(c) Ceases to be a WLT Member as defined by the Plan;

(d) Terminates employment with the Company by reason of death;

(e) Receives consulting fees from the Company following his or her Termination Date; or

(f) Is entitled to long-term disability benefits from the Company-sponsored long-term disability plan as of the date the involuntary termination would have occurred had the individual been actively at work on such date.

In addition, if an individual has a written agreement with the Company that provides for severance, separation pay or separation benefits, the terms of such agreement will determine such individual’s severance rights and such individual shall not be eligible for Severance Payments or Severance Benefits (except to the extent such agreement specifically provides for participation in the Plan). For the avoidance of doubt, pursuant to his employment agreement with the Company dated June 9, 2011, as amended, the Company’s Executive Officer is eligible to participate in the Plan but the severance protections relating to his equity awards will be governed by Sections 10(b) and 13(c) of such agreement (and the applicable grant agreements) and not by the terms of the Plan.

3.	Amount and Form of Severance Payments and Severance Benefits.

3.1. Payment Amount. An eligible WLT Member is entitled to receive the following Severance Payments:

(a) Severance Payments upon Involuntary Termination without Cause or Voluntary Termination for Good Reason. In exchange for signing a General Release Agreement and not timely revoking it, an eligible WLT Member who (i) is involuntarily terminated from the Company without Cause or voluntarily terminates employment from the Company for Good Reason and (ii) is not eligible for Severance Pay under Section 3.1(b) will be eligible to receive Severance Pay and Severance Benefits, subject to Section 3.3. An eligible WLT Member will receive Severance Pay under this Section 3.1(a) in accordance with the following table:

Chief Executive Officer	104 weeks of Compensation
Other WLT Members	78 weeks of Compensation

(b) Severance Payments upon Change in Control and Involuntary Termination without Cause or Voluntary Termination for Good Reason. In exchange for signing a General Release Agreement and not timely revoking it, an eligible WLT Member who is involuntarily terminated from the Company without Cause or voluntarily terminates employment from the Company for Good Reason within eighteen (18) months immediately following a Change in Control will be eligible to receive Severance Pay and Severance Benefits, subject to Section 3.3. An eligible WLT Member will receive Severance Pay under this Section 3.1(b) in accordance with the following table:

Chief Executive Officer	156 weeks of Compensation
Other WLT Members	104 weeks of Compensation

3.2. Severance Benefits.

(a) “COBRA” Continuation Coverage. A WLT Member and his or her eligible dependents who are enrolled in a Company-sponsored medical, dental or vision plan on the WLT Member’s Termination Date are eligible to continue coverage under these programs for up to eighteen (18) months (or such longer period as may be applicable) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) Generally, the WLT Member is required to pay the full cost of this coverage, plus a two percent (2%) administrative fee.

If a WLT Member and/or his or her eligible dependents timely elect(s) to receive medical continuation coverage through COBRA, the Company will provide a special subsidy at the coverage level in effect as of the WLT Member’s Termination Date through the earlier of (i) the end of the WLT Member’s severance payment period under Section 3.1(a) or 3.1(b) above, as applicable or (ii) eighteen (18) months from the WLT Member’s Termination Date (the “Subsidized COBRA Period”) During the Subsidized COBRA Period, the WLT Member will only be required to pay the same share of the applicable premium for medical coverage that would apply if the WLT Member were participating in the medical plan as an active employee. After the Subsidized COBRA Period, the WLT Member will be required to pay the full applicable COBRA premium for medical coverage to continue such coverage for the remainder of the COBRA period. The Company will not subsidize Company-sponsored dental and vision benefits continuation coverage under COBRA.

If the WLT Member and/or the WLT Member’s eligible dependents become eligible for coverage under another group health plan at any time between the WLT Member’s Termination Date and the end of the Subsidized COBRA Period or are otherwise ineligible for COBRA, the WLT Member shall promptly notify the Company and the Company shall no longer be obligated to provide subsidized medical coverage to the WLT Member and/or the WLT Member’s eligible dependents. All of the terms and conditions of the corresponding medical, dental and/or vision plans sponsored by the Company, as amended from time to time, will apply to a WLT Member (and his or her eligible dependents) receiving COBRA continuation coverage. All periods of Company-subsidized coverage are counted toward the maximum continuation coverage period under COBRA

(b) Life Insurance Continuation. The Company will pay the cost of premiums under its standard basic life insurance program of ten-thousand dollars ($10,000) for the same duration that it subsidizes the COBRA coverage under paragraph (a) above. Such payments shall be made in the same time and form as the Severance Payments in accordance with Section 3.4 hereof.

(c) Retiree Medical Benefits. To the extent a WLT Member is eligible for the Company’s retiree health benefits program, if such WLT Member retires and becomes covered by the Company’s retiree health benefits program, the Company will pay the full cost for the retiree medical coverage for the same duration that it subsidizes the COBRA coverage under paragraph (a) above, reduced by the period during which the WLT Member was receiving subsidized COBRA coverage.

(d) Outplacement Benefits. Eligible WLT Members may be entitled to receive reasonable outplacement counseling and job search benefits. In no event will the Company provide such outplacement benefits to an eligible WLT Member later than December 31 of the second year following his or her Termination Date.

(e) Equity Awards.

(i)

If a WLT Member (1) has been granted a Stock Appreciation Right or Restricted Stock Unit Award from the Company, (2) such Stock Appreciation Right or Restricted Stock Unit Award is subject to time-based vesting and (3) the WLT Member’s Termination Date is at least twelve (12) months after the date of grant of such Stock Appreciation Right or Restricted Stock Unit Award, the Stock Appreciation Right or Restricted Stock Unit Award shall continue to vest for the duration of the WLT Member’s severance payment period under Section 3.1(a). The post-termination exercise period of any Stock Appreciation Rights that continue to vest in accordance with the preceding sentence shall run from the end of the severance payment period under Section 3.1(a) instead of from the WLT Member’s Termination Date. Section 3.2(e)(i) does not apply if the WLT Member is eligible for Severance Pay under Section 3.1(b). In that event, Equity Awards granted to a WLT Member will be governed solely by the applicable plan or the applicable award agreement.

(ii)

If a WLT Member (1) has been granted a Performance Award from the Company on or after January 1, 2017 and (2) becomes eligible for Severance Pay under Section 3.1(b), vesting of such Performance Award shall be accelerated in full to the WLT Member’s Termination Date and the WLT Member shall receive a payout of the Performance Award at 100% of the target award opportunity within 10 days following the 60th day after the WLT Member’s separation from service.

(iii)	Any other equity awards previously granted to a WLT Member will be governed solely by the applicable plan or the applicable award agreement.

(f) Prorated Annual Bonus. A WLT Member will be entitled to a prorated annual bonus for the fiscal year in which the termination occurs, based on actual financial results and 100% for the individual component. Such bonus will paid no later than the 15th day of the third month following the last day of the Company’s fiscal year in which the termination occurs.

(g) No Substitute Payments. A WLT Member may not receive cash or any other benefit in lieu of the available Severance Benefits.

3.3. Conditions and Limitations on Severance Payments and Severance Benefits. Severance Pay and Severance Benefits a are specifically conditioned upon the WLT Member signing and not later revoking a General Release Agreement at a time and in a manner to be determined by the Company. Under no circumstances will any Severance Pay or Severance Benefits be made to a WLT Member who elects not to sign, or who revokes, a General Release Agreement. The consideration for the General Release Agreement will be the Severance Pay and Severance Benefits the eligible WLT Member would not otherwise be eligible to receive.

3.4. Form and Timing of Severance Payments and Severance Benefits.

(a) Severance Payments under Section 3.1(a) will be paid in installments in accordance with the Company’s regular payroll payment schedule following the eligible WLT Member’s Termination Date and Severance Payments under Section 3.1(b) will be paid in a lump sum upon the eligible WLT Member’s Termination Date; provided, however, that any Severance Pay and Severance Benefits which become available will commence only after the General Release Agreement has been signed, and the revocation period, if any, for the signed General Release Agreement has passed.

(b) If the Company reemploys an eligible WLT Member who is receiving Severance Pay or Severance Benefits under the Plan, the individual will become ineligible and such pay and benefits will cease effective as of the reemployment date.

(c) If a WLT Member dies before Severance Payments are completed, any remaining Severance Payments will be made to the WLT Member’s estate in a lump-sum within sixty (60) days after the WLT Member’s death.

(d) The amounts payable pursuant to Section 3.1(a) will cease if the WLT Member accepts other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if the WLT Member breaches his or her remaining obligations to the Company (e.g., the WLT Member’s duty to protect confidential information and/or agreement not to solicit Company employees).

3.5. Plant Shut-Down or Mass Layoff. If the WLT Member is laid off or discharged because of a plant shut-down or mass layoff to which the federal, or any state, Worker Adjustment and Retraining Notice Act (“WARN”) applies, Severance Payments and Severance Benefits will not be available, except as provided in this Section 3.5. The Company shall provide notice of termination of employment (and may, at its discretion, place employees on paid administrative leave during some portion or all of the WARN notice period), or pay in lieu of notice, or a combination of notice and pay in lieu of notice in accordance with the provisions of WARN. The amount of severance payments to which the WLT Member is entitled under the Plan shall be determined by subtracting the number of days’ pay in lieu of notice (or pay received while on administrative leave during a period for which WARN notice is given) he/she receives pursuant to WARN from the amount of severance payments to which he or she would be otherwise entitled under this Plan. The period of Company-subsidized medical and life insurance coverage under Section 3.2, however, shall not be reduced by the time during which the WLT Member receives continued medical coverage or continued life-insurance coverage as part of the WARN notice period. Instead, the period of Company-subsidized medical and life-insurance coverage under Section 3.2 shall commence as of the date the WARN notice period expires.

3.6. General Release Agreement. The General Release Agreement will be furnished to an eligible WLT Member. It is completely within the eligible WLT Member’s own discretion as to whether he or she elects to sign the General Release Agreement. An eligible WLT Member is encouraged to review the General Release Agreement with his or her personal attorney at his or her own expense, if he or she so desires.

Time Frame for Signing. A WLT Member less than age forty (40) on the date he/she receives the General Release Agreement, must sign, date and return it to the Plan Administrator within seven (7) calendar days of the date of receipt, unless a later date is expressly stated in the General Release Agreement. Minnesota residents, who are less than age forty (40) on the date of receipt, must sign and return the General Release Agreement within twenty-one (21) calendar days of the date of receipt, unless a later date is expressly stated in the General Release Agreement.

A WLT Member age forty (40) or older on the date he/she receives the General Release Agreement, must sign and return it at any time within twenty-one (21) calendar days of the date of receipt (for an individual termination) or at any time within forty-five (45) calendar days of receipt (for a group termination), unless a later date is expressly stated in the General Release Agreement. In the event of a group termination, as determined in the sole discretion of the Company, the Company will furnish affected WLT Members with such additional information as may be required by law.

Revocation Right. A WLT Member who is less than age forty (40) and is not a Minnesota resident on the date of receipt, cannot revoke the General Release Agreement once he/she has signed it. A WLT Member who is age forty (40) or over and not a Minnesota resident, may revoke his/her signed General Release Agreement in writing within seven (7) days after his/her signing the General Release Agreement. A WLT Member who is a Minnesota resident on the date of receipt, may revoke his/her signed General Release Agreement in writing within fifteen (15) calendar days after it is signed and returned. Any such revocation shall be made in writing and shall be received by the Plan Administrator within the seven (7)-day or fifteen (15)-day periods as described.

Notwithstanding the foregoing, in all events the WLT Member must execute the General Release Agreement, and any revocation period must have expired, not later than sixty (60) days after the Termination Date in order to receive Severance Pay and Severance Benefits. If such sixty (60)-day period ends in the calendar year following the year that includes the Termination Date, payment of any Severance Pay or Severance Benefits that are subject to Code Section 409A shall be paid or commence to be paid on the first normal payroll date of the calendar year following the year that includes the Termination Date or such later time required by the payment schedule applicable to the payment or benefit, the date the General Release Agreement becomes effective, or Section 3.8 below; provided that the first payment shall include all amounts that would have been paid to the WLT Member if payment had commenced on the Termination Date, if applicable.

3.7. Withholding; Taxes. The Company will withhold from all Severance Payments and Severance Benefits all required federal, state, local and other taxes and any other payroll deductions required. In addition, the Company reserves the right to treat the COBRA subsidy described in Section 3.2(a) and any other benefit hereunder as taxable compensation to the WLT Member (without a tax gross-up) or to restructure such benefit(s), in each case, to the extent necessary or advisable under applicable law.

3.8. Code Section 409A Compliance. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under the Plan will be considered a “separate payment.” Each such payment will be deemed exempt from Code Section 409A to the full extent permissible under the “short-term deferral exemption” under Treasury Regulation Section 1.409A-1(b)(4) and, with respect to amounts that are not exempt under the short-term deferral exemption or any other exemption and are paid no later than the last day of the second taxable year following the taxable year containing the WLT Member’s Termination Date, the “two years/two times” separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii), which are hereby incorporated by reference. In the event that any WLT Member is a “specified employee” as defined in Code Section 409A on the WLT Member’s Termination Date, Severance Pay or Severance Benefits that are subject to Code Section 409A shall not be paid until the earlier of the first (1st) payroll date that occurs on or after the date that is six (6) months and one day following the Termination Date, or the date of the WLT Member’s death, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date in a lump sum without interest. The Plan is intended to comply in all respects with Code Section 409A, and to the maximum extent permitted by law shall be so construed. Notwithstanding the foregoing, in no event shall the Company have liability to a WLT Member for any penalty or other adverse tax consequences resulting from Code Section 409A or otherwise.

4.	Administration.

The Company is the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Company has the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. Severance Pay and Severance Benefits a under the Plan will be payable only if the Company determines in its sole discretion that the WLT Member is entitled to them. The decisions of the Company will be final and conclusive with respect to all questions concerning the administration of the Plan. The Company may delegate to other persons responsibilities for performing certain of its duties under the Plan and may seek such expert advice as it deems reasonably necessary with respect to the Plan. The Company may rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

5.	Amendment or Termination.

WLT Members do not have any vested rights to Severance Payments or Severance Benefits. The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time by action of the Human Resources Committee of the Board, or the Board in the case of Severance Pay and Severance Benefits for the Chief Executive Officer, without prior notice to any WLT Member.

6.	Claims Procedure.

(a) Any person who believes he or she is entitled to any payment under the Plan (“Applicant”) may submit a claim in writing to the Company. Any such claim should be sent to the Health & Welfare Plans Administrative Committee (the “Committee”), c/o Levi Strauss & Co., P.O. Box 7215, San Francisco, CA 94120, Attention: Vice President, Compensation, Benefits & HR Services. If a claim is denied in whole or in part, the Committee will furnish the Applicant within ninety (90) days after receipt of such claim with a written notice, written in a manner calculated to be understood by the Applicant, which includes (i) the specific reason(s) for the denial, (ii) specific references to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for properly completing the claim and an explanation why such material or information is necessary, (iv) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim, and (v) an explanation of the Plan’s appeal procedures. The ninety (90)- day period for responding to a claim may be extended by up to an additional ninety (90) days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the claim will be resolved, by the end of the initial ninety (90)-day period.

(b) An Applicant may appeal the denial of his or her claim and have the Committee reconsider the decision. The Applicant or the Applicant’s authorized representative has the right to: (i) request an appeal by written notice to the Committee at the address identified above no later than sixty (60) days after the receipt of the notice from the Committee denying the Applicant’s claim, (ii) upon request and free of charge, review or receive copies of any documents, records or other information relevant to the Applicant’s claim, and (iii) submit written comments, documents, records and other information relating to the Applicant’s claim in writing to the Committee. In deciding the Applicant’s appeal, the Committee will take into account all comments, documents, records and other information submitted by the Applicant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the Applicant does not provide all the necessary information for the Committee to process the appeal, the Committee may request additional information and set deadlines for the Applicant to provide that information.

(c) The Committee’s decision on review will be in writing, written in a manner calculated to be understood by the Applicant, and will include (i) specific reason(s) for the decision, (ii) specific references to the Plan provisions on which the decision is based, (iii) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim, and (iv) a statement of the Applicant’s right to bring a civil action under ERISA Section 502(a) following a denial of his or her appeal for benefits. The notice will be delivered to the Applicant within sixty (60) days after the request for review is received, unless extraordinary circumstances require a longer period, in which event the sixty (60)-day period may be extended by up to an additional sixty (60) days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the appeal will be resolved, by the end of the initial sixty (60)-day period.

(d) The provisions of this Section 6 are intended to comply with ERISA Section 503 and the Regulations issued thereunder, and will be so construed. In accordance with such Regulations, each Applicant will be entitled, upon written request and without charge, to review and receive copies of all material relevant to his or her claim within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8), and to be represented by a qualified representative.

(e) In further consideration of being permitted to participate in the Plan, each eligible WLT Member agrees on behalf of himself or herself, and all other persons claiming through him or her, that he or she will not commence any action at law or equity (including without limitation any action under ERISA Section 502), or any proceeding before any administrative agency, for payment of any benefit under this Plan without first filing a written claim for such benefit and appealing the denial of that claim in accordance with the provisions of this Section 6, and in any event not more than one-hundred eighty (180) days after the appeal is denied in accordance with paragraph (c) above.

7.	Source of Payments.

All Severance Payments and Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan and the Plan will have no assets. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.

8.	Inalienability.

In no event may any WLT Member sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

9.	Recovery of Payments Made by Mistake.

An eligible WLT Member must return to the Company any Severance Payment or Severance Benefit, or portion thereof, made by a mistake of fact or law. The Company has all remedies available at law or in equity for the recovery of such amounts.

10.	No Enlargement of Employment Rights.

Neither the establishment or maintenance of the Plan, the payment of any amount by the Company nor any action of the Company will confer upon any individual any right to be continued as an Employee nor any right or interest in the Plan other than as provided in the Plan. Other than an Employee who has a written agreement to the contrary signed by the President, Chief Executive Officer or a Senior Vice President of the Company, every Employee is an employee-at-will whose employment with the Company may be terminated by the Company or the Employee at any time with or without cause and with no notice.

11.	Applicable Law.

The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State in which the WLT Member resides on his or her Termination Date.

12.	Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

13.	Execution.

IN WITNESS WHEREOF, Levi Strauss & Co., by its duly authorized officer, has executed the Plan on the date indicated below.

LEVI STRAUSS & CO.

Elizabeth Wood
Senior Vice President & Chief Human Resources Officer

Dated:

APPENDIX A

For purposes of this Plan, the following positions are designated as Worldwide Leadership Team members (WLT), assuming the Employee in the position is also a U.S. Home Office Payroll Employee at the time of termination:

President & Chief Executive Officer

Executive Vice President & President, Global Brands

Executive Vice President & President, Global Retail

Executive Vice President & President, Global Ecommerce

Executive Vice President & President, Americas

Executive Vice President & President, Europe

Executive Vice President & President, Asia, ME, Africa

Executive Vice President & Chief Financial Officer

Senior Vice President & Chief Supply Chain Officer

Executive Vice President & General Counsel

Senior Vice President & Chief Human Resources Officer

Senior Vice President & Chief Communications Officer

This list is subject to change and may be revised at any time.